UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  11/23/2010

Strategic Storage Trust, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  333-146959

MD	32-0211624
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

111 Corporate Drive, Suite 120, Ladera Ranch, California 92694
(Address of principal executive offices, including zip code)

(877) 327-3485
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.    Regulation FD Disclosure

On November 23, 2010, Strategic Storage Trust, Inc. (the "Registrant") issued a press release regarding the acquisition described below in Item 8.01. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K. Pursuant to the rules and regulations of the Securities and Exchange Commission, such exhibit and the information set forth therein is deemed to have been furnished and shall not be deemed to be "filed" under the Securities Exchange Act of 1934.

Item 8.01.    Other Events

Acquisition of the Toronto Property

        As reported earlier, on October 8, 2010, the Registrant, through a wholly-owned subsidiary of the Registrant's operating partnership, entered into a purchase and sale agreement with an unaffiliated third party for the acquisition of a self storage facility located in Toronto, Ontario - Canada (the "Toronto property"). On November 23, 2010, the Registrant closed on the purchase of the Toronto property.

        The Registrant purchased the Toronto property for a purchase price of $14.15 million, plus closing costs and acquisition fees. The Registrant paid its advisor, Strategic Storage Advisor, LLC, a total of $353,750 in acquisition fees in connection with the acquisition of the Toronto property. The Registrant funded this acquisition using net proceeds from its initial public offering and debt proceeds from a group of loans previously obtained from The Prudential Insurance Company of America that are secured by a first priority mortgage or deed of trust on 11 of the properties in the Registrant's existing portfolio.

        The Toronto property is an approximately 1,060-unit self storage facility that sits on approximately 4.7 acres and contains approximately 110,000 rentable square feet of self storage space, located at 4548 Dufferin Street, Toronto, Ontario - Canada. It was constructed in 1965 and converted to self storage in 2008.

        The Registrant's portfolio now includes 41 wholly-owned properties in 15 states and Canada.

Item 9.01.    Financial Statements and Exhibits

(d) Exhibits

99.1        Press Release Announcing the Acquisition of the Toronto Property

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Strategic Storage Trust, Inc.

Date: November 23, 2010	By:	/s/ Michael S. McClure
Michael S. McClure
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
EX-99.1	Press Release